Exhibit 6.4
TECHNOLOGY ASSIGNMENT AGREEMENT
This Agreement is entered as of June 24, 2016 between BASIL STREET CAFE, INC., a Delaware corporation (the “Company”), and California Food Company, Inc., a Delaware corporation (“Developer”).  The assignment and stock issuance hereunder is intended to qualify for tax free treatment under Internal Revenue Code Section 351.
1.        Assignment.  Developer hereby assigns to the Company exclusively throughout the world all right, title and interest (whether or not now existing) in the (i) subject matter referred to in Exhibit A (“Technology”), (ii) all precursors, portions and work in progress with respect thereto and all inventions, works of authorship, mask works, technology, information, know-how, materials and tools relating thereto or to the development, production, use, support or maintenance thereof and (iii) all copyrights, patent rights, trade secret rights, trademark rights, mask works rights, sui generis database rights and other intellectual property rights and all business, contract rights and goodwill in, incorporated or embodied in, used to develop or produce or use, or related to any of the foregoing ((i), (ii) and (iii) are collectively “Intellectual Property”).
2.          Compensation.  The Company agrees to provide to Developer 256,248 shares of common stock of the Company on the date of this Agreement pursuant to the provisions of a Stock Purchase Agreement of even date herewith between the Company and Developer.  Such shares shall be the only consideration required of the Company with respect to the subject matter of this Agreement.
3.           Further Assurances; Moral Rights; Competition; Marketing.
   3.1 Developer agrees to assist the Company in every proper way to evidence, record and perfect the Section 1 assignment and to apply for and obtain recordation of and from time to time secure, enforce, maintain and defend the assigned rights.  If the Company is unable for any reason whatsoever to secure the Developer’s signature to any document requested by the Company under this Section 3.1, Developer hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Developer’s agents and attorneys-in-fact, coupled with an interest and with full power of substitution, to act for and on Developer’s behalf and instead of Developer, to execute and file any such document or documents and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Developer.
3.2             To the extent allowed by law, Section 1 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”).  To the extent Developer retains any such Moral Rights under applicable law, Developer hereby ratifies and consents to, and provides all necessary ratifications of and consents to, any action that may be taken with respect to such Moral Rights by, or authorized by, the Company; Developer agrees not to assert any Moral Rights with respect thereto.  Developer will confirm any such ratifications, consents and agreements from time to time as requested by the Company.

4.          Confidential Information.  Developer will not use or disclose anything assigned to the Company hereunder or any other technical or business information or plans of the Company, except to the extent Developer (i) can document that it is generally available (through no fault of Developer) for use and disclosure by the public without any charge, license or restriction, or (ii) is permitted to use or disclose such information or plans pursuant to the Proprietary Information and Inventions Agreement by and between Developer and the Company of even date herewith.  Developer recognizes and agrees that there is no adequate remedy at law for a breach of this Section 4, that such a breach would irreparably harm the Company and that the Company is entitled to equitable relief (including, without limitation, injunctive relief) with respect to any such breach or potential breach in addition to any other remedies and without any requirement to post bond.
5.         Warranty.  Developer represents and warrants to the Company that the Developer (i) was (until the assignment under Section 1 of this Agreement) the sole owner of all rights, title and interest in the Intellectual Property and the Technology, (ii) has not assigned or transferred (except for the assignment under Section 1 of this Agreement), licensed, pledged or otherwise encumbered any Intellectual Property or the Technology or agreed to do so, (iii) has full power and authority to enter into this Agreement and to make the assignment as provided in Section 1, (iv) is not aware of any violation, infringement or misappropriation of any third party’s rights (or any claim thereof) by the Intellectual Property or the Technology, (v) was not acting within the scope of employment by or work for (or using any equipment, supplies or trade secrets of) any third party at the time when conceiving, creating, reducing to practice or otherwise performing any activity with respect to anything purportedly assigned in Section 1, and nothing so purportedly assigned was related at any such time to any business or anticipated research or development of any third party by whom Developer was engaged as an employee or contractor and (vi) is not aware of any questions or challenges with respect to the patentability or validity of any claims of any existing patents or patent applications relating to the Intellectual Property.
6.           Miscellaneous.  This Agreement is not assignable or transferable by Developer without the prior written consent of the Company; any attempt to do so shall be void; this Agreement is fully assignable and transferable by the Company.  Any notice, report, approval or consent required or permitted hereunder shall be in writing and will be deemed to have been duly given if delivered personally or mailed by first-class, registered or certified U.S. mail, postage prepaid to the respective addresses of the parties as set forth below (or such other address as a party may designate by ten (10) days notice).  No failure to exercise, and no delay in exercising, on the part of either party, any privilege, any power or any rights hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right or power hereunder preclude further exercise of any other right hereunder.  If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.  This Agreement shall be deemed to have been made in, and shall be construed pursuant to the laws of the State of California and the United States without regard to conflicts of laws provisions thereof.  The prevailing party in any action to enforce this Agreement shall be entitled to recover costs and expenses including, without limitation, attorneys’ fees.  The terms of this Agreement are confidential to the Company and no press release or other written or oral disclosure of any nature regarding the compensation terms of this Agreement shall be made by Developer without the Company’s prior written approval; however, approval for such disclosure shall be deemed given to the extent such disclosure is required to comply with governmental rules.  Any waivers or amendments shall be effective only if made in writing and signed by a representative of the respective parties authorized to bind the parties.  Both parties agree that this Agreement is the complete and exclusive statement of the mutual understanding of the parties and supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

BASIL STREET CAFE, INC.

By:	/s/ Deglin Kenealy

Name:	Deglin Kenealy

Title:	President

DEVELOPER

California Food Company, Inc.

By:	/s/ Robert Villani

Name:	Roberto Villani

Title:	President

Address:

Signature Page to Technology Assignment Agreement

EXHIBIT A
TO TECHNOLOGY ASSIGNMENT AGREEMENT
Anything relating to or useful in connection with the current or anticipated business or research or development of the Company, which business includes, without limitation, the following: [INSERT SHORT BROAD DESCRIPTION OF BUSINESS/PRODUCT/SERVICE FIELDS; SHOULD BE AT LEAST BROAD ENOUGH THAT INVESTORS BELIEVE IT COVERS EVERYTHING THEY THINK THEY ARE INVESTING IN, BUT NOT SO BROAD IT COVERS DEVELOPER’S UNRELATED WORK.]
[LIST ANYTHING SPECIFIC AND RELEVANT, SUCH AS:
This includes, without limitation, the following and any subject matter thereof:
−	Business plan [and/or slide deck] entitled “	” and dated ;
−	The following patents, patent applications and invention disclosures:
−	The following software files:
−	The following specifications, flow charts, and design documents:
For the avoidance of doubt, the Company and Developer acknowledge that, on or about the date of this Agreement, one or more other persons may transfer property to the Company in exchange for common stock of the Company.  The Company and Developer further acknowledge that, notwithstanding that the descriptions of the Technology transferred by Developer and the property transferred by such other persons may be similar, the actual values of the Technology transferred by Developer and the property transferred by such other persons may differ, and, accordingly, the number of shares of common stock of the Company received by the Developer and such other persons may differ.

EXHIBIT A
TO TECHNOLOGY ASSIGNMENT AGREEMENT
Anything relating to or useful in connection with the current or anticipated business or research or development of the Company, which business includes, without limitation, the following:
Development, research and exploration for the concept, formation and implementation of all the elements of Basil Street Café including Food development, alternative products, means of production and all other concepts relating to the delivery of food through vending machines.
For the avoidance of doubt, the Company and Developer acknowledge that, on or about the date of this Agreement, one or more other persons may transfer property to the Company in exchange for common stock of the Company.  The Company and Developer further acknowledge that, notwithstanding that the descriptions of the Technology transferred by Developer and the property transferred by such other persons may be similar, the actual values of the Technology transferred by Developer and the property transferred by such other persons may differ, and, accordingly, the number of shares of common stock of the Company received by the Developer and such other persons may differ.